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                                                               EXHIBIT 11.1

                    COMPUTER GENERATED SOLUTIONS, INC.

               COMPUTATION OF PRO FORMA NET INCOME PER SHARE

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                                                                    WEIGHTED
                                                       NUMBER OF     AVERAGE
                                                         SHARES      SHARES
                                                       ----------  -----------
Common stock..........................................  9,800,000    9,800,000
Additional shares required to be sold to pay
 distribution to stockholders:
  IPO price per share................................. $    12.00
  Underwriters' commission (7%).......................      (0.84)
  Offering expenses...................................      (0.29)
                                                       ----------
  Net proceeds per share.............................. $    10.87
                                                       ----------
Additional shares required to raise proceeds of $4.8
 million to pay distribution to stockholders..........                 441,708
                                                                   -----------
Weighted average shares--1996.........................              10,241,708
                                                                   -----------
Pro forma net income..................................             $ 1,186,000
                                                                   -----------
Pro forma net income per share........................             $      0.12
                                                                   ===========

           COMPUTATION OF SUPPLEMENTAL PRO FORMA NET INCOME PER SHARE

Weighted average shares--1996.........................              10,241,708
Notes payable--bank................................... $2,183,000
Notes payable--stockholder............................  2,469,000
                                                       ----------
Notes payable repaid from proceeds offering........... $4,652,000
                                                       ----------
Additional shares required to raise proceeds to pay
 notes payable (at a net price of $10.87 per share)...                 428,089
                                                                   -----------
                                                                    10,669,798
                                                                   -----------
Pro forma net income..................................             $ 1,186,000
Interest paid on notes payable, net of income taxes...                 318,000
                                                                   -----------
Supplemental pro forma net income.....................             $ 1,504,000
                                                                   -----------
Supplemental pro forma net income per share...........             $      0.14
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